EXHIBIT 99.1

News Release  News Release  News Release   News Release   News Release  News

FOR IMMEDIATE RELEASE

Media Contact:
Marina H. Norville, marina.h.norville@aexp.com, +1.212.640.2832

Investors/Analysts Contacts:
Toby Willard, sherwood.s.willardjr@aexp.com, +1.212.640.5574
Shreya Patel, shreya.patel@aexp.com, +1.212.640.5574

AMERICAN EXPRESS REPORTS FIRST-QUARTER EPS OF $1.86

REVENUES RISE 12 PERCENT DRIVEN BY HIGHER CARD MEMBER SPENDING AND LOAN GROWTH

COMPANY EXPECTS 2018 EPS AT HIGH-END OF $6.90 TO $7.30 OUTLOOK

(Millions, except percentages and per share amounts)

	Quarters Ended March 31,
	2018	2017	Percentage Inc/(Dec)
Total Revenues Net of Interest Expense	$9,718	$8,709	12
Net Income	$1,634	$1,251	31
Earnings Per Common Share – Diluted:
Net Income Attributable to Common Shareholders[1]	$1.86	$1.35	38
Average Diluted Common Shares Outstanding	861	903	(5)

New York – April 18, 2018 - American Express Company (NYSE: AXP) today reported first-quarter net income of $1.6 billion, up 31 percent from $1.3 billion a year ago. Diluted earnings per share was $1.86, up 38 percent from $1.35 per share a year ago.

First-quarter consolidated total revenues net of interest expense were $9.7 billion, up 12 percent (10 percent FX-adjusted2) from $8.7 billion a year ago. The increase showed steady growth across the company's businesses and reflected higher Card Member spending, loans, and fee income.

1 Represents net income less (i) earnings allocated to participating share awards of $13 million and $10 million for the three months ended March 31, 2018 and 2017, respectively, and (ii) dividends on preferred shares of $21 million for both the three months ended March 31, 2018 and 2017.

2 As reported in this release, FX-adjusted information assumes a constant exchange rate between the periods being compared for purposes of currency translations into U.S. dollars (i.e., assumes the foreign exchange rates used to determine results for the three months ended March 31, 2018 apply to the period(s) against which such results are being compared). Management believes the presentation of information on an FX-adjusted basis is helpful to investors by making it easier to compare the company's performance in one period to that of another period without the variability caused by fluctuations in currency exchange rates.

Consolidated provisions for losses were $775 million, up 35 percent from $573 million a year ago. The increase, which was in line with the company's expectations, reflected growth in the loan portfolio and an increase in the lending write-off and delinquency rates.

Consolidated expenses were $6.9 billion, up 9 percent from $6.3 billion a year ago. The rise primarily reflected growth in rewards expenses and other costs associated with increased Card Member spending, higher usage of card benefits, and continued investments in cobrand partnerships. Operating expenses were up 5 percent (approximately 2 percent FX-adjusted2) from a year ago, reflecting a number of items, including a loss on a previously announced transaction involving the company's prepaid operations.3

The consolidated effective tax rate was 22 percent, down from 32 percent a year ago. For consolidated results and all segments, the current quarter reflected the reduction in the U.S. federal statutory tax rate as a result of the 2017 Tax Cuts and Jobs Act (the "Tax Act").

"Our year is off to a good start with double-digit growth in billed business, revenues and earnings," said Stephen J. Squeri, chairman and chief executive officer. "Card Member spending grew 12 percent, and we acquired 3.5 million new cards across our global issuing business, reflecting in part the recent Hilton portfolio acquisition. Credit indicators are in line with our expectations, and the loan portfolio grew 16 percent.

"Today's results are showing good returns on the investments we've been making to drive growth in the premium sector, with cobrand partners, in our merchant network and with small and mid-sized businesses. We plan to continue these investments this year and support our initiatives with the global brand campaign we launched this month.

"We feel good about our progress but it is still early in the year. Given what we are seeing so far, we expect revenues to be up at least 8 percent this year and EPS to be at the high end of the $6.90 to $7.30 range we set back in January."

Segment Results

U.S. Consumer Services reported first-quarter net income of $640 million, up 30 percent from $494 million a year ago.

Total revenues net of interest expense were $3.7 billion, up 13 percent from $3.3 billion a year ago. The rise primarily reflected higher loans, increased Card Member spending, and the benefit of the recent acquisition of the Hilton portfolio.

Provisions for losses totaled $423 million, up 44 percent from $294 million a year ago. The rise primarily reflected growth in the loan portfolio and, as expected, an increase in the lending write-off and delinquency rates.

3 Operating expenses represent salaries and employee benefits, professional services, occupancy and equipment, and other, net.

Total expenses were $2.5 billion, up 10 percent from $2.2 billion a year ago. The rise primarily reflected growth in rewards expenses associated with increased Card Member spending, higher usage of card benefits and continued investments in cobrand partnerships.

The effective tax rate was 21 percent, down from 33 percent a year ago.

International Consumer and Network Services reported first-quarter net income of $291 million, up 15 percent from $252 million a year ago.

Total revenues net of interest expense were $1.8 billion, up 12 percent (5 percent FX-adjusted2) from $1.6 billion a year ago. The increase primarily reflected higher Card Member spending and net card fees.

Provisions for losses totaled $108 million, up 64 percent from $66 million a year ago. The rise primarily reflected continued growth in the lending and charge portfolios.

Total expenses were $1.3 billion, up 10 percent (5 percent FX-adjusted2) from $1.2 billion a year ago. The rise primarily reflected higher rewards expenses related to an increase in Card Member spending.

The effective tax rate was 21 percent, down from 28 percent a year ago.

Global Commercial Services reported first-quarter net income of $552 million, up 35 percent from $409 million a year ago.

Total revenues net of interest expense were $3.0 billion, up 9 percent from $2.8 billion a year ago. The increase primarily reflected higher Card Member spending.

Provisions for losses totaled $240 million, up 15 percent from $208 million a year ago, driven primarily by the charge portfolio.

Total expenses were $2.1 billion, up 6 percent from $2.0 billion a year ago. The rise primarily reflected higher rewards expenses and other costs related to an increase in Card Member spending.

The effective tax rate was 23 percent, down from 34 percent a year ago.

Global Merchant Services reported first-quarter net income of $472 million, up 32 percent from $357 million a year ago.

Total revenues net of interest expense were $1.2 billion, up 10 percent from $1.1 billion a year ago. The increase primarily reflected higher Card Member spending, partially offset by a decrease in the average discount rate.

Total expenses were $514 million, up 2 percent from $503 million a year ago.

The effective tax rate was 28 percent, down from 36 percent a year ago.

Corporate and Other reported first-quarter net loss of $321 million compared with net loss of $261 million a year ago, primarily reflecting a transaction involving the company's prepaid operations.

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About American Express
American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, instagram.com/americanexpress, linkedin.com/company/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.
Key links to products, services and corporate responsibility information: charge and credit cards, business credit cards, travel services, gift cards, prepaid cards, merchant services, Accertify, InAuth, corporate card, business travel, and corporate responsibility.
This earnings release should be read in conjunction with the company's statistical tables for the first-quarter 2018, available on the American Express website at http://ir.americanexpress.com and in a Form 8-K filed today with the Securities and Exchange Commission.

This earnings release reflects the company's adoption of new revenue recognition guidance issued by the Financial Accounting Standards Board related to contracts with customers effective January 1, 2018 and thus should also be read in conjunction with the company's Form 8-K filed on March 9, 2018 with the Securities and Exchange Commission and available on the American Express website at http://ir.americanexpress.com.

An investor conference call will be held at 5:00 p.m. (ET) today to discuss first-quarter earnings results. Live audio and presentation slides for the investor conference call will be available to the general public on the above-mentioned American Express Investor Relations website. A replay of the conference call will be available later today at the same website address.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The forward-looking statements, which address the Company's expected business and financial performance and which include management's outlook for 2018, among other matters, contain words such as "believe," "expect," "anticipate," "intend," "plan," "aim," "will," "may," "should," "could," "would," "likely" and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements, include, but are not limited to, the following:

•
the Company's ability to achieve its 2018 earnings per common share outlook, which will depend in part on the following: revenues growing consistently with current expectations, which could be impacted by, among other things, the factors identified in the subsequent bullet; credit performance remaining consistent with current expectations; the impact of any future contingencies, including, but not limited to, litigation-related settlements, judgments or expenses, the imposition of fines or civil money penalties, an increase in Card Member reimbursements, restructurings, impairments and changes in reserves; the ability to control operating expense growth; the amount the Company spends on Card Member engagement and the Company's ability to drive growth from such investments; changes in interest rates beyond current expectations (including the impact of hedge ineffectiveness and deposit rate increases); a greater impact from certain cobrand agreements than expected, which could be affected by volumes and Card Member engagement; the impact of regulation and litigation, which could affect the profitability of the Company's business activities, limit the Company's ability to pursue business opportunities, require changes to business practices or alter the Company's relationships with partners, merchants and Card Members; the Company's tax rate remaining in line with current expectations, which could be impacted by, among other things, changes to the fourth quarter 2017 provisional tax charge due to changes in interpretations and assumptions the Company has made as well as actions the Company may take as a result of the Tax Cuts and Jobs Act, the Company's geographic mix of income, further changes in tax laws and regulation, unfavorable tax audits and other unanticipated tax items; and the impact of accounting changes and reclassifications;

•
the ability of the Company to grow revenues net of interest expense consistent with its expectations, which could be impacted by, among other things, weakening economic conditions in the United States or internationally, a decline in consumer confidence impacting the willingness and ability of Card Members to sustain and grow spending, continued growth of Card Member loans, a greater erosion of the average discount rate than expected, the strengthening of the U.S. dollar, more cautious spending by corporate Card Members, the willingness of Card Members to pay higher card fees, lower spending on new cards acquired than estimated; and the Company's ability to address competitive pressures and implement its strategies and business initiatives, including within the premium consumer segment, commercial payments, the global network and digital environment;

•
changes in the substantial and increasing worldwide competition in the payments industry, including competitive pressure that may impact the prices charged to merchants that accept American Express cards, competition for cobrand relationships, competition from new and non-traditional competitors and the success of marketing, promotion or rewards programs;

•
the erosion of the average discount rate by a greater amount than anticipated, including as a result of changes in the mix of spending by location and industry, merchant negotiations (including merchant incentives, concessions and volume-related pricing discounts), competition, pricing regulation (including regulation of competitors' interchange rates in the European Union and elsewhere), a greater shift of existing merchants into the OptBlue program and other factors;

•
the Company's delinquency and write-off rates and growth of provisions for losses being higher or lower than current expectations, which will depend in part on changes in the level of loan and receivable balances and delinquencies, mix of balances, loans and receivables related to new Card Members and other borrowers performing as expected, credit performance of new and enhanced lending products, unemployment rates, the volume of bankruptcies, collections capabilities and recoveries of previously written-off loans and receivables;

•
the Company's ability to continue to grow loans, which may be affected by increasing competition, brand perceptions and reputation, the Company's ability to manage risk, the behavior of Card Members and their actual spending and borrowing patterns, and the Company's ability to issue new and enhanced card products, offer attractive non-card lending products, capture a greater share of existing Card Members' spending and borrowings, reduce Card Member attrition and attract new customers;

•
the Company's net interest yield on Card Member loans not remaining consistent with current levels, which will be influenced by, among other things, interest rates, changes in consumer behavior that affect loan balances, such as paydown rates, the Company's Card Member acquisition strategy, product mix, cost of funds, credit actions, including line size and other adjustments to credit availability, potential pricing changes and deposit rates, which could be impacted by, among other things, changes in benchmark interest rates, competitive pressure and regulatory constraints;

•
the Company's rewards expense and cost of Card Member services growing inconsistently from expectations, which will depend in part on Card Member behavior as it relates to their spending patterns, including the level of spend in bonus categories, and the redemption of rewards and offers, as well as the degree of interest of Card Members in the value proposition offered by the Company; increasing competition, which could result in greater rewards offerings; the Company's ability to enhance card products and services to make them attractive to Card Members; and the amount the Company spends on the promotion of enhanced services and rewards categories and the success of such promotion;

•
the actual amount to be spent on marketing and business development, which will be based in part on management's assessment of competitive opportunities; overall business performance and changes in macroeconomic conditions; the actual amount of advertising and Card Member acquisition costs; the Company's ability to continue to shift Card Member acquisition to digital channels; contractual obligations with business partners and other fixed costs and prior commitments; management's ability to identify attractive investment opportunities and make such investments, which could be impacted by business, regulatory or legal complexities; and the Company's ability to realize efficiencies, optimize investment spending and control expenses to fund such spending;

•
the ability of the Company to control operating expense growth, which could be impacted by the need to increase significant categories of operating expenses, such as consulting or professional fees, including as a result of increased litigation, compliance or regulatory-related costs or fraud costs; continuing to implement and achieve benefits from reengineering plans, which could be impacted by factors such as an inability to mitigate the operational and other risks posed by potential staff reductions and underestimating hiring and other employee needs; an inability to innovate efficient channels of customer interactions, such as chat supported by artificial intelligence, or customer acquisition; higher than expected employee levels; the impact of changes in foreign currency exchange rates on costs; the payment of civil money penalties, disgorgement, restitution, non-income tax assessments and litigation-related settlements; impairments of goodwill or other assets; management's decision to increase or decrease spending in such areas as technology, business and product development and sales forces; greater-than-expected inflation; and the level of M&A activity and related expenses;

•
changes affecting the Company's plans regarding the return of capital to shareholders through dividends and share repurchases, which will depend on factors such as the pace at which the Company is able to rebuild its capital levels and regulatory capital ratios, including from earnings and a lower effective tax rate; changes in the stress testing and capital planning process and the approval of the Company's capital plans by its primary regulators in 2018; the amount the Company spends on acquisitions of companies; and the Company's results of operations and the economic environment in any given period;

•
uncertainty relating to the ultimate outcome of the antitrust lawsuit filed against the Company by the U.S. Department of Justice and certain state attorneys general, including the review of the case by the U.S. Supreme Court and the impact on existing private merchant cases and potentially additional litigation and/or arbitrations;

•
a failure in or breach of the Company's operational or security systems, processes or infrastructure, or those of third parties, including as a result of cyber attacks, which could compromise the confidentiality, integrity, privacy and/or security of data, disrupt our operations, reduce the use and acceptance of our cards and lead to regulatory scrutiny, litigation, remediation and response costs, and reputational harm;

•
the Company's deposit rates increasing faster or slower than current expectations and changes affecting the Company's ability to accept, maintain or grow Personal Savings deposits due to market demand, changes in benchmark interest rates or regulatory restrictions on the Company's ability to obtain deposit funding or offer competitive interest rates, which could affect the Company's net interest yield and ability to fund its businesses;

•
legal and regulatory developments, which could require the Company to make fundamental changes to many of its business practices, including our ability to continue certain GNS and other partnerships; exert further pressure on the average discount rate and GNS volumes; result in increased costs related to regulatory oversight, litigation-related settlements, judgments or expenses, restitution to Card Members or the imposition of fines or civil money penalties; materially affect capital or liquidity requirements, results of operations, or ability to pay dividends or repurchase of stock; or result in harm to the American Express brand; and

•
factors beyond the Company's control such as changes in global economic and business conditions, consumer and business spending generally, the availability and cost of capital, unemployment rates, geopolitical conditions, trade policies, foreign currency rates and interest rates, as well as fire, power loss, disruptions in telecommunications, severe weather conditions, natural disasters, health pandemics or terrorism, any of which could significantly affect demand for and spending on American Express cards, delinquency rates, loan and receivable balances and other aspects of the Company and its results of operations or disrupt the Company's global network systems and ability to process transactions.

A further description of these uncertainties and other risks can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and the Company's other reports filed with the Securities and Exchange Commission.